Exhibit 10.2
ENERNOC, INC.
SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made as of the [___] day of August, 2016 by and between EnerNOC, Inc. (the “Company”) and William Sorenson (the “Employee”).
1.Severance Benefits. Subject to Section 5 below, if Employee’s employment with the Company terminates due to either (i) a termination by the Company without Cause (as defined in Section 4 below), including any termination due to Employee’s death or Disability (as defined in Section 4 below), or (ii) Employee’s resignation for Good Reason (as defined in Section 4 below) (each, a “Qualifying Termination”), and Employee has satisfied the Release requirement set forth in Section 3 below (if applicable), then:
(a) Employee (or Employee’s estate, in the event of a termination due to Employee’s death) will be entitled to receive an amount equal to (i) nine (9) months of Employee’s base salary (as in effect on the date of such termination) and (ii) 75% of Employee’s annual target bonus for the year of such termination (the “Severance Benefit”); and
(b) the Company, in its sole discretion, will either:
(i) pay, on Employee’s behalf (or on Employee’s eligible dependents’ behalf, if any, in the event of a termination due to Employee’s death), on a monthly basis, a portion of the total amount of premiums (equal to the monthly Company-paid portion of Employee’s premiums under the Company’s health, dental and vision insurance plans (as in effect on the date of such termination)) required to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if any) under such plans (as in effect on the date of such termination) for nine (9) months following such termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (the “COBRA Severance Benefit”); or
(ii) pay Employee (or Employee’s estate, in the event of a termination due to Employee’s death) an amount equal to the monthly Company-paid portion of Employee’s premiums under the Company’s health, dental and vision insurance plans (as in effect on the date of such termination) for nine (9) months (the “Special Severance Benefit”).
Notwithstanding the foregoing, the Company will provide Employee with the Special Severance Benefit in lieu of the COBRA Severance Benefit if either (i) Employee is not eligible to continue Employee’s coverage under the Company’s health, dental and vision insurance plans pursuant to COBRA or Employee fails to make an election to continue such coverage pursuant to COBRA within the time period prescribed under COBRA or (ii) the Company determines, at any time and in its sole discretion, that its payment of COBRA premiums would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act).
Subject to Section 5 below, the Severance Benefit and Special Severance Benefit (if any) will be subject to required payroll deductions and tax withholdings and will be paid in substantially equal installments over a period of nine (9) months following Employee’s Qualifying Termination on the Company’s regular payroll schedule, with the first payment to be made on (i) the first regular payday following the effective date of the Release (as set forth therein) in the event of any Qualifying Termination other than a termination due to Employee’s death or (ii) the first regular payday following Employee’s Qualifying Termination in the event of a termination due to Employee’s death. Notwithstanding the foregoing, but subject to Section 5 below, on the Company’s first regular payday following the effective date of the Release (if applicable and as set forth therein), the Company will pay Employee the portion of the Severance Benefit and Special Severance Benefit (if any) that Employee otherwise would have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefit and Special Severance Benefit being paid as originally scheduled. Additionally, payment of the Severance Benefit and Special Severance Benefit (if any) will be accelerated to the extent necessary, if applicable, so that such payments are made in full in all cases no later than March 15th of the year following the year in which Employee incurs the Qualifying Termination. It is intended that the payment of the Severance Benefit and Special Severance Benefit (if any) will satisfy the requirements for the “short-term deferral” exemption from application of Section 409A of the Internal Revenue Code, and any ambiguities herein will be interpreted accordingly.
2.Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in the terms of any equity awards granted to Employee by the Company, but subject to Section 5 below:
(a) If the Company undergoes a Change in Control (as defined in Section 4 below), then the vesting (and exercisability, if applicable) of 50% of any of Employee’s unvested shares underlying each stock option, restricted stock or other equity incentive award that is outstanding as of the date of such Change in Control will be accelerated as of the date of such Change in Control (effective immediately prior to, but subject to, the consummation of such Change in Control) (the “Change in Control Benefit”) in reverse chronological order starting with the last vesting event until the full Change in Control Benefit is attained.
(b) If Employee incurs a Qualifying Termination on or at any time following a Change in Control (as defined in Section 4 below), then the vesting (and exercisability, if applicable) of any of equity awards granted to Employee by the Company prior to such Change in Control that are outstanding as of the date of such termination will be fully accelerated as of the effective date of the Release (the “Acceleration Benefit”). For clarity, in order to effect this provision, to the extent applicable, termination or forfeiture of such equity awards shall be deferred and no additional vesting of such equity awards shall occur during the period between the date of your Qualifying Termination and the effective date of the Release.
3.Release. In order to be eligible to receive any Severance Benefit, COBRA Severance Benefit, Special Severance Benefit or Acceleration Benefit, except in the event of a termination due to Employee’s death, Employee must (i) execute and return a general waiver and release in substantially the form attached hereto as EXHIBIT A (a “Release”), to the Company within the applicable time period set forth therein and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following Employee’s date of termination. The Company, in its sole discretion, may modify the form of the Release to comply with applicable law and will determine the form of the Release, which may be incorporated into a termination agreement or other agreement with Employee.
4.Definitions.
For purposes of the Agreement, “Cause” means any one or more of the following: (i) a willful failure to perform, or gross negligence in the performance of, Employee’s duties for the Company or any of its affiliates; (ii) a knowing and material breach by Employee of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) Employee’s breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) Employee’s conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude.
For purposes of the Agreement, a “Change in Control” means the occurrence of any one or more of the following: (i) a sale of all or substantially all of the Company’s assets or its issued and outstanding capital stock; or (ii) a merger or consolidation involving the Company in which its stockholders immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than 50% in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.
For purposes of the Agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and will be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.

For purposes of the Agreement, “Good Reason” means any one or more of the following that occur without Employee’s consent: (i) a material reduction in Employee’s then current base salary, (ii) material and continuing diminution of Employee’s responsibilities, duties or authority in the operation and management of the Company as compared to such responsibilities, duties or authority on the effective date of the Agreement, or (iii) relocation of Employee’s principal place of employment 20 miles or more outside of downtown Boston, MA; provided, however, that, such termination by Employee shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Employee within sixty (60) days following the first occurrence of the condition that Employee considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following its receipt of such written notice, and (ii) Employee terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason, but failed to do so.
5.Section 409A. If any benefit provided under the Agreement (including, but not limited to, any Severance Benefit, Special Severance Benefit or Acceleration Benefit) is subject to Section 409A of the Code and the regulations and other guidance thereunder or any state law of similar effect, and such benefit otherwise is payable in connection with Employee’s termination of employment, then the following will apply:
(i) such benefit will not be payable unless such termination constitutes a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) (“Separation from Service”);
(ii) if Employee’s Separation from Service occurs at a time during the calendar year when the Release (if applicable) could become effective in the calendar year following the calendar year in which Employee’s Separation from Service occurs, then for purposes of such benefit, the Release will not be deemed effective any earlier than the latest permitted effective date set forth therein (which date, in all cases, will be in the subsequent calendar year); and
(iii) if Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of Employee’s Separation from Service, then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A of the Code, (a) the commencement of such benefit payments will be delayed until the earlier of (1) the date that is six (6) months and one (1) day after Employee’s Separation from Service and (2) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (b) the Company will (1) pay Employee a lump sum amount equal to the sum of any benefit payments that Employee otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of such benefit in accordance with the applicable payment schedule.
It is intended that each installment of any benefit payable under the Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).
6.    280G. If any payments and benefits provided under this Agreement or any other agreement (the “Benefits”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Benefits payments shall be adjusted so that it would equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Benefits payments that would result in no portion of the Benefits payments being subject to the Excise Tax or (y) the total Benefits payments, whichever amount of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Employee, on an after-tax basis, of the greater amount of the Benefits payments notwithstanding that all or some portion of the Benefits payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefits payments equals the Reduced Amount, reduction shall occur the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding any provision of this Section 6 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Benefits being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to

Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest  economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Benefits that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Benefits that are not contingent on future events; and (C) as a third priority, Benefits that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Benefits that are not deferred compensation within the meaning of Section 409A of the Code.
7.    Miscellaneous.
(a)    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party herby consents to the jurisdiction of such courts.
(b)    This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.
(c)    This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.
(d)    This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior severance agreements and amendments (whether written or oral) between the parties. The Employee acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement the Employee has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first mentioned above.
ENERNOC, INC.

By:	Dated: , [____]
Title:

EMPLOYEE

        Dated:     , [____]
Printed Name:     William Sorenson_______

EXHIBIT A
POST-EMPLOYMENT RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF certain benefits to be provided me pursuant to the severance agreement (the “Agreement”) between me and EnerNOC, Inc. (the “Company”), which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby generally and completely release and forever discharge the Company, its parent and subsidiary entities and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, administrators, general and limited partners, members, managers, joint venturers, representatives, attorneys, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, pursuant to any federal, state or local law, regulation or other requirement. This Release of Claims includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Massachusetts Wage Act and the Massachusetts Fair Employment Practice Act (as amended).

I understand that excluded from this Release of Claims are any claims arising under the terms of the Agreement after the effective date of this Release of Claims. I understand that I am not releasing any claim that cannot be waived under applicable state or federal law. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Release of Claims shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Massachusetts Commission Against Discrimination, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release of Claims; (b) I should consult with an attorney prior to signing this Release of Claims; (c) I have twenty-one (21) days to consider this Release of Claims (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release of Claims to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release of Claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

I also acknowledge that I have had sufficient time to consider this Release of Claims and to consult with any person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for 21 days after I receive this Release of Claims. I understand that this Release of Claims will take effect on the eighth day after I sign it.

I UNDERSTAND THAT THIS RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO SIGN THIS RELEASE OF CLAIMS.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature: _____________________________________________

Name (please print): ____________________________________

Date Signed: ___________________________________________